As filed with the Securities and Exchange Commission on June 28, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAWSON GEOPHYSICAL COMPANY

(Exact name of registrant as specified in its charter)

Texas	74-2095844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

508 West Wall, Suite 800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)

Amended and Restated Dawson Geophysical Company 2016 Stock and Performance

Incentive Plan

(Full title of the plan)

Stephen C. Jumper

Chairman of the Board, President and Chief Executive Officer

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701
(432) 684-3000
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Grant Everett
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201-2980

Telephone: (214) 953-6637

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.01 per share	1,000,000	$2.68	$2,680,000	$292.39

(1)   This Registration Statement registers 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Dawson Geophysical Company (the “Registrant”) issuable pursuant to the Registrant’s Amended and Restated Dawson Geophysical Company 2016 Stock and Performance Incentive Plan as a result of the increase in shares reserved under such plan that was approved by the Registrant’s stockholders on June 9, 2020. The Registrant may issue up to 2,050,000 shares of Common Stock under such plan in the aggregate.

(2)   In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(3)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Common Stock of the Registrant, as reported on The NASDAQ Global Select Stock Market on June 22, 2021.

(4)   Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

On June 9, 2020, the Registrant’s stockholders approved the Amended and Restated Dawson Geophysical Company 2016 Stock and Performance Incentive Plan (as amended and restated effective April 24, 2020, the “Plan”) to, among other things, (i) increase the number of shares available for issuance under the Plan from an aggregate of 1,050,000 shares of Common Stock, which were previously authorized for issuance under the Plan, to an aggregate of 2,050,000 shares of Common Stock and (ii) extend the term of the Plan until April 24, 2030. The Plan was approved by the Board of Directors of the Registrant on April 24, 2020, subject to shareholder approval (which was received on June 9, 2020).

This Registration Statement (the “Registration Statement”) is being filed, in accordance with General Instruction E to Form S-8, to register the issuance of an aggregate of up to 1,000,000 additional shares of Common Stock for issuance under the Plan. The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on July 18, 2016 (File No. 333-212577) covering 1,050,000 shares of Common Stock authorized for issuance under the Plan (the “Prior Registration Statement”). Except as supplemented by the information set forth below, the contents of the Prior Registration Statement are incorporated herein by reference. Unless the context otherwise requires, references in this Registration Statement to “us” or “we” are references to Dawson Geophysical Company.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents filed by us with the Commission:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 16, 2021;

(2)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 14, 2021;

(3)	our Current Reports on Form 8-K filed on February 26, 2021, March 11, 2021, April 5, 2021, April 8, 2021, May 4, 2021, May 12, 2021 and May 13, 2021 (in each case, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01); and

(4)	the description of our Common Stock contained in the Registration Statement on Form S-4 (File No. 333-199922) filed on November 6, 2014, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Number		Description

4.1	—	Amended and Restated Dawson Geophysical Company 2016 Stock and Performance Incentive Plan, effective as of April 24, 2020 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 14, 2021, File No. 001-32472).

5.1 *	—	Opinion of Baker Botts L.L.P.

23.1 *	—	Consent of RSM US LLP.

23.2 *	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1 *	—	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on this 28th day of June, 2021.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Stephen C. Jumper
Chairman of the Board, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stephen C. Jumper and James K. Brata, and each or any of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file such registration statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen C. Jumper	Chairman of the Board, President and Chief Executive Officer	June 28, 2021
Stephen C. Jumper	(Principal Executive Officer)

/s/ James K. Brata	Executive Vice President, Chief Financial Officer, Secretary, and Treasurer	June 28, 2021
James K. Brata	(Principal Financial and Accounting Officer)

/s/ Craig W. Cooper	Director	June 28, 2021
Craig W. Cooper

/s/ Michael L. Klofas	Director	June 28, 2021
Michael L. Klofas

/s/ Ted R. North	Director	June 28, 2021
Ted R. North

/s/ Mark A. Vander Ploeg	Director	June 28, 2021
Mark A. Vander Ploeg

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